EXHIBIT 99.1

October 9, 2018

HSBC Reaches Definitive Agreement
with US Department of Justice
to Resolve Legacy RMBS Claims

NEW YORK - HSBC today announced a definitive agreement with the US Department of Justice (DOJ) to resolve its multi-year investigation of its legacy securitization, issuance and underwriting of residential mortgage-backed securities (RMBS) issued between 2005 and 2007.

“We are pleased to put this investigation related to activity that occurred more than a decade ago behind us,” said Patrick J. Burke, President and Chief Executive Officer, HSBC USA.  “Since the financial crisis, HSBC has been strengthening our culture, processes and internal controls to ensure fair outcomes for our clients. The US management team is focused on putting historical matters into the rear view mirror and completing the turn-around of HSBC’s US operations.”

Under the terms of the agreement, HSBC North America Holdings Inc. (HSBC North America), without admitting liability or wrongdoing, will pay to the DOJ a $765 million civil monetary penalty, of which $492 million will be paid by HSBC USA Inc., HSBC North America’s US-based public company. As previously disclosed, HSBC North America and HSBC USA Inc. were fully reserved for these amounts as of June 30, 2018.

The settlement releases HSBC from potential civil claims by the DOJ related to its securitization, issuance and underwriting of RMBS during the period from 2005 through 2007, and requires no additional remedial action.

Media enquiries to:

Rob Sherman     +1 212 525 6901    robert.a.sherman@us.hsbc.com

Heidi Ashley    +44 (0)207 992 2045    heidi.ashley@hsbc.com

Investor enquiries to:
Richard O’Connor     +44 (0)207 991 6590     richard.j.oconnor@hsbc.com

Forward-looking statements:

Certain statements in this press release are “forward-looking statements” within the meaning of the rules and regulations of the U.S. Securities and Exchange Commission. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results and other financial conditions may differ materially from those included in these statements due to a variety of factors including those contained in HSBC USA Inc.’s filings with the U.S. Securities and Exchange Commission, including without limitation the “Risk Factors” section of HSBC USA Inc.’s 2017 Annual Report on Form 10-K. Precautionary statements included in such filings should be read in conjunction with this release.

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